UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Sumichrast, Martin A.
   Eastbrokers International Incorporated
   15245 Shady Grove Road
   Suite 340
   Rockville, Maryland  20850
2. Issuer Name and Ticker or Trading Symbol
   Eastbrokers International Incorporated
   EAST
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/31/1999
5. If Amendment, Date of Original (Month/Year)
   1/31/1999
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $0.05 par val|--    |--  |-|--                |-- |--         |50,000             |I     |(1)                        |
ue per share               |      |    |-|                  |   |           |                   |      |                           |
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Common Stock, $0.05 par val|01/01/|J(2)| |200,000           |A  |$3.50      |250,000            |D     |--                         |
ue per share               |99    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Class A Common Stock P|$18.00  |--   |--  |-|-- --      |A,D|06/07|06/06|Common Stock|1,000  |--     |1,000       |I  |(3)         |
urchase Warrants (Righ|        |     |    |-|           |   |/96  |/00  |, $0.05 par |       |       |            |   |            |
t to Buy) (3)         |        |     |    | |           |   |     |     |value per sh|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |are         |       |       |            |   |            |
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Class C Common Stock P|$7.00   |01/01|P   | |70,000     |A  |02/20|02/20|Common Stock|70,000 |$0.25  |70,000      |D  |--          |
urchase Warrants (Righ|        |/99  |    | |           |   |/99  |/02  |, $0.05 par |       |       |            |   |            |
t to Buy)             |        |     |    | |           |   |     |     |value per sh|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |are         |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) 50,000 shares are owned by Sumichrast Enterprises, Inc. ("SEI"), a corporation of which Martin Sumichrast is an officer and director and the owner. Martin Sumichrast may be deemed to have voting and investment power with respect to such
shares.
(2) Such shares were purchased from the Company's 1996 Stock Option Plan pursuant to an exempt transaction.
(3) The Class A Warrants are owned by
SEI.
SIGNATURE OF REPORTING PERSON
/s/ Martin A. Sumichrast